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FREIGHTCAR AMERICA, INC.

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In connection with the Special Meeting of Stockholders (the “Special Meeting”) of FreightCar America, Inc. (the “Company”), the Company filed a preliminary proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission. On October 20, 2020 at 8:30 a.m. Eastern Time, the Company held a special investors call to discuss recent Company developments and operational plans for the future (the “Special Investors Call”). Below is the script for the Company’s Special Investors Call.

FreightCar America

Special Investors Call – Business Repositioning

SPEAKERS

Jim Meyer – President and Chief Executive Officer, FreightCar America

Chris Eppel – Chief Financial Officer, FreightCar America

Joe Caminiti – Investor Relations

Moderator

Welcome to FreightCar America’s Special Investors Call regarding its Business Repositioning. At this time, all participant lines are in a listen-only mode. For those of you participating on the conference call, there will be an opportunity for your questions at the end of today’s prepared comments. Please note this conference call is being recorded. An audio replay of the conference call will be available on the Company’s website within a few hours after this call.

I would now like to turn the call over to Joe Caminiti, Investor Relations.

J. Caminiti

Thank you and welcome. Joining me today are Jim Meyer, President and Chief Executive Officer, and Chris Eppel, Chief Financial Officer. Matt Tonn, Chief Commercial Officer, is also here with us to participate during the Q&A portion of the call. I want to highlight that we’ll be using a PowerPoint to guide today’s discussion and that was posted to the investor relations portion of our website about 30 minutes ago. You can find that linked on both the IR homepage and the Presentations section under our News & Events section. Please turn to Slide 2 of that PowerPoint and I’ll highlight our safe harbor statement.

I’d like to remind everyone that statements made during this conference call relating to the Company’s expected future performance, future business prospects, or future events or plans, may include forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Participants are directed to FreightCar America’s 2019 Form 10-K and its second quarter 2020 Form 10-Q for a description of certain business risks, some of which may be outside of the control of the Company that may cause actual results to materially differ from those expressed in the forward-looking statements. We expressly disclaim any duty to provide updates to our forward-looking statements, whether as a result of new information, future events, or otherwise.

Our 2019 Form 10-K and earnings release and Form 10-Q for the second quarter of 2020 are posted on the Company’s Web site at www.freightcaramerica.com.

With that, let me now turn the call over to Jim for a few opening remarks.

J. Meyer

Thank you, Joe and thank you everyone for joining us on such short notice. Today is a very important day in the history of our company. We are announcing new and substantially more aggressive steps to change the competitive position of FreightCar America, and we are pleased to be able to outline this in full detail for you this morning.

Slide 3 summarizes today’s agenda. I will first provide an overview of our vision for the Company and where we are in our prior and much discussed efforts. Chris will then walk you through a review of the two transactions that we are announcing today and then will provide a review of our history and new competitive profile. I will then end by highlighting the steps we need to take to complete this work in 2020, and I will also provide a summary of our new investment value proposition, which is obviously critical for everyone on this call to understand.

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Please turn to slide 4. Our vision has been to become the lowest cost, highest quality player in our industry since our work began roughly three years ago. Quality, price and on-time delivery are what matter most to our customers. We have also always believed that we had a business and legacy that should drive sustainable growth once we achieved that low-cost, high-quality position.

However, that work has been hampered by three things: an uncompetitive manufacturing footprint that included a key facility that has been too large for who we are today, a downturn in our industry’s demand cycle that has further exposed this mismatch, and most recently, the COVID-19 pandemic. Today we are unveiling additional steps to put those issues behind us and we are going to walk you through the results of what has been an incredible amount of hard work by our team over the last half year plus.

Using the core tenets of our vision, let’s start with how we plan to become the lowest cost producer in our industry. As you know, we have significantly consolidated our domestically based manufacturing footprint since I took the leadership position at FreightCar America. We sold our Danville facility in mid-2018, we closed Roanoke at the end of 2019, and roughly one month ago we announced our plans to close the Shoals manufacturing plant in Alabama by early 2021. These were not easy decisions as we had high quality people and friends in each of these plants, who not only did great work, but in the case of Shoals, were aggressively implementing lean manufacturing principles that were helping to drive stronger productivity and cost disciplines.

However, with the onset of the pandemic, which intensified our industry’s ongoing downturn, more aggressive and proactive action is needed in order to both allow us to achieve our goals and, frankly speaking, to ensure our future in view of these external factors.

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Thus, we are excited today to share that we have completed the purchase of our partner’s interest in our joint venture in Castaños, Mexico. We now have 100% ownership of this important operation. Our competitors have been in Mexico for years and thus, this is a strategic option that’s been on our radar for some time now. Our timetable, however, was significantly accelerated by the events of this year. We are fully repositioning because we need to be smaller right now, and we need full ownership if we are going to put our full business in Mexico. This step makes us “right sized” and it allows us to be competitive across the entire spectrum of car types.

Through this consolidation of our manufacturing from Shoals to Mexico, we will reduce our fixed costs by an additional $20 million per year, or $25 million per year from the start of 2020, which results from both the closures of Shoals and our facility in Roanoke, Virginia. We will also achieve significant labor and variable cost savings that we will outline for you in a few minutes.

We expect to reduce our breakeven by over two-thirds, from 6,000 railcars per year when I started, to below 2,000 railcars per year when these last steps are completed. The cost structure created by this final step puts us in a realm where it becomes much harder to be hurt in a downturn, and yet we have also done it in a manner that allows us to quickly scale when the demand environment improves.

As we look to our next goal, which is to become the highest quality competitor in our industry, the steps we are announcing today also support this. First, we now fully control the newest purpose-built manufacturing facility in North America. And this facility was specifically designed for our company – it is not too big, it is not too small, it is low cost by design, it is flexible in terms of its ability to scale up, and it readily accommodates all car types that we are likely to produce.

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Our partners in Castaños, the Gil family and Fasemex, have assembled a best in class leadership team, many of whom helped build and run two of our competitors’ greenfield plants in Mexico in the past. The Gils have also attracted a highly experienced and cost competitive workforce to the plant who are coming as close as it gets to executing a “turnkey” startup.

Thus, we have all the means we need now to truly lead this industry over the long term in terms of product quality. It may take some time to get there, but we believe we have the right platform and talent now to make that a reality.

And that brings me to our third goal, which is to drive sustainable growth, which we know will equate to sustainable value for our stockholders. Becoming one of the lowest cost and highest quality players in our industry should put us in a position to win market share and grow, but we also will need a balance sheet able to facilitate that growth and to ride out whatever remains of our industry’s downcycle and the COVID pandemic. We must not only come out of this, but we must be prepared to properly leverage the impending upcycle when it starts.

Thus, I’m thrilled to introduce a new financial partner today, as we have agreed to recapitalize our business through a new $40 million secured term loan from CO Finance LVS VI LLC, an affiliate of a corporate credit fund for which Pacific Investment Management Company LLC serves as investment manager. This cash infusion, the funding of which is subject to certain conditions, will be used to create financial flexibility, complete the next buildout phase at the Castaños facility, and fund new products.

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One of the benefits of that plant is that we can expand it from the two lines that exist today, to four lines or more as we start to see our industry rebound. And we can do this without changes to the base property or the paint shop. But we will need additional capital to fund that expansion, and to fund the working capital needs we will have to build inventory and support our customers and our growth plans appropriately.

This new capital has both a debt and an equity component attached to it and I can assure you that we have been highly diligent in considering every option at our disposal. As I said, we’ve spent significant time considering all of our options and we believe this was not only the best solution, but a great solution that balances out some equity dilution with the prospect of owning a company that has a much stronger competitive position and growth profile.

Please turn to slide 5 and I’ll take a few minutes to remind you how we got here. As many of you know, FreightCar America has been in business for over a century and has a legacy reputation as the premier manufacturer of coal cars. In the 2010’s through 2017 plus, we diversified our portfolio to reduce our reliance on the coal industry as it was clearly in secular decline. With a history of engineering leadership in our industry, these new railcar designs were either fully competitive or simply best in class, but our domestically-focused manufacturing footprint made our costs uncompetitive compared to most of our competitors.

So, within my first months as CEO of the Company, I announced our “Back to Basics” operational excellence program, and we began aggressively implementing those workstreams across our plants in early 2018. This included the footprint rationalization plan I previously discussed, and the implementation of numerous lean manufacturing principles and supply chain strategies. This program was successful, and by late 2019 we had taken out over $7,000 of variable cost per railcar. This helped us lower our breakeven levels from 6,000 railcars per year to approximately 4,000 railcars per year.

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However, this progress wasn’t enough, and we knew we still had work to do. That’s obvious as you look at the financial results in the charts at the bottom of this page, in particular our gross margin trajectory. We also knew that there were many railcar types that our customers wanted us to build, where we remained uncompetitive, and thus we decided to invest in the joint venture in Mexico with our new partners to address labor costs, and also to shut down our legacy Roanoke, Virginia factory. We entered 2020 with a decent balance sheet and the potential to become much more efficient and cost competitive, but the pandemic obviously changed the world very significantly and quickly in March of this year.

I want to be clear, that given the impact that the pandemic has had on our industry, in particular the elongation of downturn that we are currently still in the middle of, change is mandatory for us today. We cannot afford to let our balance sheet deteriorate further, while simultaneously, we also cannot afford to stop investing in our future. We need to take control of our fate and we need to accelerate our plans for change. We must complete this plan and we believe that it is the right strategy, and essential to bring value and success for all our stakeholders.

With that I will pass the call to Chris to talk through the details of these two transactions and to kick off a deeper dive into what FreightCar America will become as we look forward. Chris?

C. Eppel

Thanks Jim. On Slide 6 we’ve highlighted the key components of the two transactions we’re announcing today. First let’s talk through the details of our joint venture purchase agreement, as we’ve completed the acquisition of all of the outstanding interest in our former JV at Castaños, Mexico.

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•	Our JV partner, the Gil family, have sold us their 50% interest in the operation in exchange for just under 2.26 million shares of common stock in FreightCar America and $173 thousand dollars in cash. That equals 17% of our currently outstanding common shares today and will be 14.6% of total share post issuance of the JV related shares.

•	We’re excited to welcome the Gil’s as stockholders and in consideration of their position in the Company today, we’ve agreed to add Jesus Gil to our board of directors later this month.

•	Jesus has been heading up our operations in Castaños and he will become our Vice President of Operations, overseeing the continuing startup and ongoing operations of the Mexico facility. Jesus has approximately 30 years of railcar manufacturing experience in Mexico. He was previously part of the successful greenfield startups and managed operations for our two largest competitors. We’re excited for the continued contributions we know he’ll make in both being a leader at FreightCar, and as a member of our board.

Next, let’s walk through the details of our new senior term loan.

•	As Jim mentioned, we’ve obtained a $40 million secured term with CO Finance LVS VI LLC, with funding subject to satisfaction of certain conditions.

•	This loan will have a 5-year maturity and is priced at an interest rate of LIBOR plus 12.5%.

•	It will have a first lien on all the assets of the company except its U.S. receivables and inventory, and then a second lien on US working capital assets.

•	The financing also includes a warrant that will offer the Lender the opportunity at a future date to purchase equity that represents up to an aggregate of 23% of the Company’s common stock at that time, at a strike price of one penny per share.

•	The Company requires a special vote of stockholders to approve the issuance of the stock issuable on exercise of the warrant , after which time the Lender will fund the term loan and will add its own voting board member and one non-voting board observer.

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In summary, if we assumed that the new term loan was closing today, just after funding the JV purchase with 2.26 million new shares, the total dilution to our current shareholders would be 35.6%. I want to reinforce what Jim said early. We do not take the dilution of stockholders lightly. We have examined numerous paths to reposition this business for stronger performance and growth, and we believe this was far and away the best path for all of our stakeholders. It will provide us with the ability to transform our manufacturing footprint, position our balance sheet for the current industry downturn, and support our growth profile in the coming years. The dilution that comes with this transaction is associated with owning a new FreightCar America with lower liquidity risk and a much improved forward trajectory, versus one with a limited ability to restructure its operations while dealing with declining liquidity that governs our competitive position. Based on our analysis, we the new term loan is the right decision.

With that, let’s take a step back and walk through what FreightCar is today and what it will become as we complete this work. Please turn to slide 7.

FreightCar America is a premier railcar manufacturer and aftermarket parts supplier in North America. We are almost 120 years old. We were founded in 1901 and are headquartered in Chicago. Twelve decades of industry know how provides us with deep railcar engineering and design experience, and over 160,000 FCA railcars are in service today. That’s roughly 10% of the fleet in North America.

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Our customer base is blue-chip, and many of our relationships have decades or more tenures. Furthermore, based on the fact that we focus on manufacturing and have de-emphasized our leasing business, we are in a position to not complete with our mid-sized leasing customers. This is a unique position within the industry.

Slide 8 provides the specifics of our new plant in Mexico in more detail. As you know, we’ve already invested alongside our partners, to build out the first and second lines at Castaños. We are leasing the facility from our former JV partners and it currently has 312K square feet of manufacturing space. As we enter the second phase of its buildout, post successful closing of this funding, we will plan to add a third and fourth line that increases the manufacturing space to 492K square feet (as business supports). This plant will benefit from direct railway access and proximity to many key suppliers, which are some of the many low-cost attributes of the plant. Furthermore, through our footprint rationalization actions in 2019 and 2020, we have removed over $25 million in fixed costs annually.

As Jim mentioned, we’ve already hired a highly skilled and cost competitive workforce, that, according to our projections, will allow us to save approximately 60% on our labor costs compared to our prior domestically-based footprint. So, this facility offers a clear path toward our goals to become the industry leader in both cost and quality.

Slide 9 is the critical takeaway from today’s discussion, as it shows how significantly we have and will be able to change our breakeven position through the team’s hard work over these last few years. Our Back to Basics strategy cut our breakeven by 33% to 4,000 railcars per year. Castaños will now cut that improved breakeven level by more than half to under 2,000 railcars per year.

I’ll end my prepared remarks on slide 10, where we highlight our key go-forward product focus. As Jim mentioned we diversified our product portfolio in 2017, and then we further redesigned many of those with a “Back to Basics” mentality in late 2018 and early 2019. Those newer designs, built in our Mexico facility, will be immediately more cost competitive against our peers who’ve been in the region for a long time now.

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I’ll now turn the call back to Jim for a few closing thoughts. Jim?

J. Meyer

Thanks Chris, and please turn to Slide 11. I know some of you are likely questioning why we believe a plan that will dilute stockholders is justified and I want to address that question directly.

We have executed an aggressive plan to reduce our manufacturing footprint, control costs and build best in class productivity. Yet, we have continued to see negative gross margins and over a 70% reduction in that cash position over two years.

With the changes we made to our manufacturing footprint and the improving productivity we were seeing at Shoals, as well as the 50% ownership we had in Castaños, we entered 2020 with some potential. However, the elongation of the downturn in our industry required additional and much more aggressive steps. Our historical approach of hoarding cash and controlling costs in the down cycles, only to moderately – at best – participate in the up cycles, is not sustainable. And clearly it hasn’t created the kind of stockholder value we would have liked.

We must be ready to participate in the next up cycle, which we know will come given the backbone that our industry provides for numerous parts of the economy. Now is the time for change. Now is the time to invest in your future. Now is the time to reposition this business with a more flexible and cost-effective approach to success in the future.

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Please turn to slide 12 where we have highlighted our go forward sources and uses of capital. First, we ended the third quarter with $33.9 million as of September 30th. We announced recently that we had replaced our historical asset-based credit facility, or ABL, with a new $20 million program with the Siena Lending Group. While the amount of that facility is lower than the previous facility it replaced, it has the flexibility we need to execute this new strategy and we’ll look to augment it in the future and as needed as we ramp up production in Mexico. And last, we have arranged the new term loan of $40 million with CO Finance LVS VI LLC. This gives us potential available liquidity, or capital, of roughly $90 million if the term loan closed today.

So, let’s talk about our expected cash outflows. First, we still have closing costs associated with both the finalization of our plans at Shoals and the transaction costs of these announcements today. We will invest in Castaños further and will look to add the next two production lines at Castaños, as demand in our industry returns and the up-cycle initiates.

As we start to win our fair share commercially and fill up production in Mexico, we will have significant working capital costs associated with building inventory. And we have future products that we would like to invest in to expand our portfolio further. We estimate that we have at least $40 million in capital needs for all these items, and they alone would stretch our balance sheet fairly thin if everything went perfectly. However, we are still in the middle of the pandemic and our industry is still in the throes of its downturn. Proper risk management requires us to make sure that we can ride out these near-term challenges, invest in our business prudently and flexibly, and exit in a position of strength.

Please turn to Slide 13 and I’ll review the last steps we need to complete in 2020 to finalize this process:

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•	First our team at Shoals need to complete the customer orders we have there. I want to thank that team again for their dedication and professionalism, as they are fulfilling our commitment to our customers as they always have.

•	Our American Association of Railroad inspections at Castaños are complete and we expect to receive our official certification paperwork soon. The Castaños team is building railcars and will complete its first production run by the end of this year. We’ll look to launch line two at the plant in the near term as well.

•	We’ve already starting hosting live and virtual customer meetings at Castaños, and have received great feedback so far.

•	We will hold a virtual special meeting of stockholders in late November and vote to approve the common stock issues under the warrant that we’ve announced today. You should see further details on that and the preliminary proxy statement fairly soon.

•	And once that is complete, we will have welcomed two new partners to our board of directors.

I’ll close on Slide 14, where we have highlighted our new investment thesis:

•	FreightCar America is over a century old, has a large installed base of railcars in the market today, and has always been a key component of an industry that is fundamental to industrial commerce in the U.S.

•	We have deep product engineering talent across multiple car types, which support many of the high barriers to entry in our industry.

•	Our customers are commercially invested in our success as they want other credible options to our larger competitors in this highly concentrated industry.

•	In particular, we are uniquely positioned to support our leasing customers as we are primarily focused on manufacturing, and thus are not directly competing with them like our larger competitors are.

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•	The steps we have taken over the last several weeks will significantly change our competitive position and allow us to finally leverage those key strengths I just mentioned.

•	We will own the newest purpose-built manufacturing facility in North America, which is appropriately “rightsized” for current market conditions, but has the ability to scale as demand improves.

•	We will have one of the lowest breakeven points – if not the lowest – in the industry at under 2,000 railcars per year.

•	We will remain intently focused on achieving our goals to become the lowest cost and highest quality producer in railcars.

•	We will have a significantly enhanced profitability and free cash flow profile.

•	All of which will help us leverage the next upcycle in our industry and expand our share in the future.

I look forward to sharing in this new journey with all of you. That concludes our prepared remarks and I’ll now turn the call over to the operator for Q&A.

Moderator

At this time there are no other questions in queue.

Jim

Thank you again for your time today and your continued support. It’s an exciting day and all of us as stockholders have an important vote to approve to solidify our path forward. We believe strongly that the strategy we have unveiled today is the right one and we look forward seeing what the new FreightCar America will do with its new, highly improved competitive position. Thank you again for your support. Have a great day.

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Special Call: Business Repositioning October 2020 On October 20, 2020, the following communication was made available at FreightCar America, Inc.’s website (https://investors.freightcaramerica.com/corporate - profile/default.aspx)

Safe Harbor Statement 2 Forward - Looking Statements This presentation may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward - looking statements” as defined under the Private Securities Litigation Reform Act of 1995 . Forward - looking statements represent our estimates and assumptions only as of the date of this press release . Our actual results may differ materially from the results described in or anticipated by our forward - looking statements due to certain risks and uncertainties . These potential risks and uncertainties include, among other things : risks relating to the potential financial and operational impacts of the COVID - 19 pandemic ; risks to satisfactory execution of the Castaños consolidation plan including unexpected costs, charges or delays in the execution of the plan, the Shoals facility, including the facility not meeting internal assumptions or expectations and unforeseen liabilities from Navistar ; the risk that our stockholders may not approve the issuance of the warrant or that the term loan may not be funded ; the cyclical nature of our business ; adverse economic and market conditions ; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials ; our ability to maintain relationships with our suppliers of railcar components ; our reliance upon a small number of customers that represent a large percentage of our sales ; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders ; the highly competitive nature of our industry ; the risk of lack of acceptance of our new railcar offerings by our customers ; and other competitive factors . We expressly disclaim any duty to provide updates to any forward - looking statements made in this press release, whether as a result of new information, future events or otherwise . Important Information This material may be deemed to be solicitation material in respect of the special meeting to be held in the near future . In connection with the special meeting, the Company will file a preliminary proxy statement with the United States Securities and Exchange Commission (the “SEC”) and will file a definitive proxy statement with the date and time of such meeting as soon as possible thereafter . BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING . The definitive proxy statement will be mailed to stockholders who are entitled to vote at the special meeting . Stockholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to the Company’s Vice President Finance, Chief Financial Officer, Treasurer and Corporate Secretary . In addition, the definitive proxy statement will be made available free of charge at the SEC’s website, www . sec . gov . Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies from stockholders in connection with FreightCar America Inc . 's upcoming Special Meeting of Stockholders will be available on the Company's Schedule 14 A filed with the SEC . On October 20, 2020, the following communication was made available at FreightCar America, Inc.’s website (https://investors.freightcaramerica.com/corporate - profile/default.aspx)

Today’s Agenda 3 I. Executive Summary II. Overview of Transactions I II . FreightCar America (“FCA”) History & New Competitive Positioning IV. Final Steps & New Investment Thesis On October 20, 2020, the following communication was made available at FreightCar America, Inc.’s website (https://investors.freightcaramerica.com/corporate - profile/default.aspx)

Executive Summary: FCA Vision Strategic Business Repositioning to Significantly Enhance Competitive Profile • Closed 2 legacy plants • Closing Cherokee, AL plant (“Shoals”) by February 2021 • Completed acquisition of JV partner’s interest in Castaños, Mexico operation (“Castaños”) • New fixed cost savings of $25 million / year (vs. 2019) • Reduces breakeven production levels by 66% to under 2,000 railcars per year • 100% control of newest purpose - built manufacturing facility in North America • Best in class leadership team at Castaños with a history of success in our industry • Highly experienced workforce already in place • Goals established to lead industry for quality and on - time delivery over long term • Recapitalize through new $40 million secured term loan and a new ABL with increased flexibility • Create financial flexibility and fund future phases of Castaños expansion • Fund future product initiatives and inventory needs Lowest Cost Highest Quality Growth Focused $ 4 On October 20, 2020, the following communication was made available at FreightCar America, Inc.’s website (https://investors.freightcaramerica.com/corporate - profile/default.aspx)

2016 2017 2018 2019 ($ 1 5 ) $5 $ 25 $ 45 Our Path: More Change Still Required 2017 - 2019 2020 Q4’17 Laun c he s “Back to Ba s i cs ”(B2B) Operational Excellence Program Q2’18 Sells Danville, IL production facility Q2’19 Announces closure of Roanoke Facility by end of 2019 . Q3’19 Announces 50/50 joint venture with Fasemex to build new m anuf ac t u ri n g facility in Castaños, Mexico Q4’19 Achieves over $7,000 per railcar of material cost savings from B2B program to date Q1’20 COVID - 19 further impacts an already depressed demand en v iron m en t; new railcar orders at historic lows 2016 5 2017 2018 2019 $0 $ 2 0 0 $ 4 0 0 $ 6 0 0 Gross Profit (in millions) Re v enue (in millions) 1H’20 Additional aggressive actions required to achieve near term profitability 2017 Significant cost reductions and diversification of portfolio On October 20, 2020, the following communication was made available at FreightCar America, Inc.’s website (https://investors.freightcaramerica.com/corporate - profile/default.aspx)

On October 20, 2020, the following communication was made available at FreightCar America, Inc.'s website (https://investors.freightcaramerica.com/corporate-profile/default.aspx)

Overview of Transactions

FREIGHTCAR AMERICA

Two Strategic Transactions to Transform the Company and its Growth Strategy

1 Castaños, Mexico Joint Venture Acquisition

Structure	Purchase Agreement
Rationale	Gives FCA full control of the newest purpose-built manufacturing plant in North America
Pricing	Gil Family (the owners of Fasemex) will receive ~2.26 million shares of common stock in FreightCar America and $172,500 in cash
Board Rights	Jesus Gil, head of the prior joint venture operation and an owner of Fasemex to join Board, plus 1 non-voting Board observer post

Jesus Gil



- 30 years of manufacturing experience, primarily in the railcar industry
- Managed operations for Trinity and Greenbrier plants in Mexico
- Former CEO of Grupo Industrial Monclova

2 Recapitalization Plan to Support Future Growth

Type	$40 million secured term loan
Maturity	5 years
Pricing	Libor + 12.5%, Libor Floor: 1.5%
Collateral	First lien on all assets other than US accounts receivable and inventory; 2nd lien on US Working Capital Assets
Warrant	Future right to purchase up to 23% of the fully-diluted common equity of the Company with a strike price equal to $0.01/share
Board Rights	1 Board Seat and 1 non-voting Board observer post closing of transaction
Steps to Close	Need majority of voting stockholders to approve warrant issuance

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On October 20, 2020, the following communication was made available at FreightCar America, Inc.'s website (https://investors.freightcaramerica.com/corporate-profile/default.aspx)

Iconic Brand and Industry Pioneer

FREIGHTCAR AMERICA

FCA has been a premier railcar manufacturer and aftermarket parts supplier to the North American railcar industry for 119 years

Company Summary

- Founded in 1901 and headquartered in Chicago, IL
- Deep railcar engineering and design expertise
- 160,000+ FCA railcars in service today (~10% North American fleet)
- Customer base mainly consists of financial institutions, railroads, and shippers based in North America
- Only pure play manufacturer in our space; uniquely positioned to be preferred partner with leasing customers

Blue-chip Customer Base
(20+ Year Average Tenure)

BNSF Railway; Wells Fargo Rail; Transtar Industries; CIT Rail; PNC; TTX; Martin Marietta Materials; Union Pacific

Customers include all relevant players at leading railroads, lessors and shippers

Uniquely Positioned to be Preferred Partner with Leasing Customers


Mid-Tier Pureplay Lessors 21%
Vertically Integrated Manufactuers 24%
Large-Tier Pureplay Lessors 55%

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On October 20, 2020, the following communication was made available at FreightCar America, Inc.'s website (https://investors.freightcaramerica.com/corporate-profile/default.aspx)

Transition to Mexico

FREIGHTCAR AMERICA

Transition will deliver an additional $25 million in fixed cost savings annually, plus significant labor and overhead reductions

Facility Designed Specific to FCA's Business Needs

- Leased manufacturing space with 2 production lines and Paint Shop scaled to support for 4+ lines
- Plant designed to add additional production lines efficiently and as demand returns, likely starting in 2022
- Benefits from direct railway access and proximity to key suppliers (Fasemex and local steel mill)
- Designed to efficiently produce all cartypes, including box, grain, well, plastic pellet and tank
- Completed first car in early September
- Invested over $35 million of capital by FCA & Fasemex

Financial & Strategic Rationale

- FreightCar's competitors began expanding into Mexico over 20 years ago
- Access to highly-skilled workforce with significant railcar manufacturing expertise
- Transition immediately reduces annual fixed costs by $20 million (rent and fixed overhead), in addition to $5 million achieved on Roanoke, VA closure earlier in 2020
- Labor cost reduced by over 60% vs. domestically-based footprint
- Access to strong and cost competitive supply base, including local steel mill and Fasemex




10 T



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0 1,0 0 0 2,0 0 0 3,0 0 0 4,0 0 0 5,0 0 0 New low - cost footprint will enable FCA to generate positive EBITDA at annual railcar volumes of less than 2,000 railcars 6,000 Historical 20 1 9 20 2 1+ Breakeven Levels (per year) Breakeven at Significantly Lower Volumes ▪ Product Redesigns ▪ Closed Danville ▪ Material Cost - Out ▪ Closed Roanoke ▪ End Alabama Lease ▪ Acquire Mexico JV ▪ Mexico Overhead and Labor Savings ▪ Additional Material Cost - Out ~6,000 9 ~4,000 ~2,000 On October 20, 2020, the following communication was made available at FreightCar America, Inc.’s website (https://investors.freightcaramerica.com/corporate - profile/default.aspx)

On October 20, 2020, the following communication was made available at FreightCar America, Inc.'s website (https://investors.freightcaramerica.com/corporate-profile/default.aspx)

FCA Railcar Portfolio

FREIGHTCAR AMERICA

FCA's new facility in Mexico will allow the Company to fully compete across its full, diverse product portfolio

Go-Forward Product Focus



Box Cars

Pulp & Paper, Food



Grain Cars

Farm Products



Coal Conversions

- Legacy Expertise -



Coil Cars

Finished Steel Coils



Non-Intermodal Flat Cars

Lumber & Wood



Gondolas/ Other Industrial Cars

Ore, Limestone, Mining



3X53' Intermodal Well

Containers



Over 5500 Covered Hoppers

Plastic Pellets

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26 35 53 61 58 50 76 75 56 34 18 32 46 69 75 63 60 22 17 47 59 53 67 82 62 45 51 58 31 21 44 90 80 70 60 50 40 30 20 10 0 Annual Rail Car Deliveries Historical Average To remake the Company & build a true growth engine to drive long - term value To leverage next upcycle and be better positioned for future downcycles To transform a high fixed cost infrastructure to a flexible and competitive footprint Despite optimizing the historical US footprint, FCA has remained cost disadvantaged COVID - 19 elongates current cyclical downturn; necessitates strategic action & risk management Why Does FCA Need Capital Today? 1) Source: FTR Q3’20 (in 000s) 7 Year Cycle 11 5 Year Cycle 6 Year Cycle Annual Railcar Deliveries (1) On October 20, 2020, the following communication was made available at FreightCar America, Inc.’s website (https://investors.freightcaramerica.com/corporate - profile/default.aspx)

On October 20, 2020, the following communication was made available at FreightCar America, Inc.'s website (https://investors.freightcaramerica.com/corporate-profile/default.aspx)

Capital Summary: Sources & Uses of Cash

FREIGHTCAR AMERICA

Sources of Capital

	($ in millions)
Cash as of September 30, 2020	$33.9
New asset-backed credit facility	$20.0
New senior secured term loan	$40.0
Potential available liquidity	**~ $90 million**

Uses of Capital

- Shoals Closing Costs (by end Q1'21)
- Castaños Facility 3rd and 4th Production Lines
- Transaction Closing Costs
- Working Capital to Support Growth
- Industry Cycle/COVID Flexibility
- Future Products

Cash needs **In excess of $40 million**

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Virtual Special Meeting of Stockholders to be held: 13 Late November 2020 (Proxy Information to be mailed soon) Steps to Complete the Process in 2020 • Complete last orders at Shoals manufacturing facility in Alabama and close plant by the end of February 2021 • Receive official AAR certification documents for Castaños • Continue to ramp up production and launch line two at Castaños • Continue to host customer meetings at Castaños (live and virtual) • Hold stockholder vote to approve warrant issuance in November and close new secured loan by end of 2020 • Add two new board members from partners in Mexico and new term loan appointee Please Vote, Your Support is Important! On October 20, 2020, the following communication was made available at FreightCar America, Inc.’s website (https://investors.freightcaramerica.com/corporate - profile/default.aspx)

On October 20, 2020, the following communication was made available at FreightCar America, Inc.'s website (https://investors.freightcaramerica.com/corporate-profile/default.aspx)

FCA's New Investment Thesis

FREIGHTCAR AMERICA

- 119-year-old brand, 160K+ cars in North American fleet, fundamental part of U.S. industrial commerce
- Product engineering leadership in multiple car types, high barriers to entry
- Customers desire/value credible competition to larger competitors
- Uniquely positioned to be preferred partner with leasing customers
- Newest purpose-built manufacturing facility in North America, "rightsized" for current market conditions with ability to scale as demand improves
- One of the lowest, if not the lowest, breakeven point in the industry at ~2,000 railcars per year
- Significantly enhanced profitability / free cash flow profile
- Prepared to leverage next upcycle in our industry


GATX







New financing will bolster balance sheet and provide capital needed to grow and leverage this exciting opportunity

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IR Contacts: Alpha IR Group Joe Caminiti or Elizabeth Steckel 312 - 445 - 2870 RAIL@alpha - ir.com On October 20, 2020, the following communication was made available at FreightCar America, Inc.’s website (https://investors.freightcaramerica.com/corporate - profile/default.aspx)